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                                                              Exhibit 99.B.23(j)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the McM Funds and to the use of our report dated July 22, 1999 on the financial statements and financial highlights of McM Principal Preservation Fund, McM Intermediate Fixed Income Fund, McM Fixed Income fund, McM Balanced Fund, and McM Equity Investment Fund, each a series of shares of beneficial interest of McM Funds. Such financial statements and financial highlights appear in the 1999 Annual Report to Shareholders which is incorporated by reference in the Registration Statement.


                                                            TAIT, WELLER & BAKER
Philadelphia, Pennsylvania
October 11, 1999